UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	3.02	Unregistered Sales of Equity Securities.

On August 1, 2008, the company issued 161,494,295 shares of common stock in exchange for $58.9 million in aggregate principal amount, plus accrued and unpaid interest, of its 4.25% convertible notes due 2023.  The common stock was issued to holders of the convertible notes who required the company to repurchase their notes  in satisfaction of its obligations under the indenture.  The stock issuance is expected to be completed by August 4, 2008 and the number of shares issued may be subject to a slight downward adjustment to account for unissued fractional shares that are currently included in the total.

Because the common stock was issued in exchange for the convertible notes exclusively with the existing holders of the notes, and no commission or other compensation was paid in soliciting the exchange, the securities are exempt from registration under Section 3(a)(9) of the Securities Act of 1933.  The company has received no proceeds from the exchange.

Item	8.01	Other Events.

On July 31, 2008, the Company issued a press release announcing the expiration and results of its tender offer with respect to $128.2 million aggregate principal amounts of its 4.25% Convertible Notes Due 2023.  As a result and pursuant to the terms of the tender offer, the company will issue a total of 161,494,295 shares of common stock in payment of the repurchase price, including principal and interest of the notes validly tendered.  The press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item	9.01	Financial Statements and Exhibits.
		99.1 Press Release dated July 31, 2008.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: August 1, 2008	/s/ Phung Ngo-Burns
Phung Ngo-Burns Staff Vice President, Finance and Controller and Interim Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release